Exhibit 5.1

OPINION

[LETTERHEAD OF PERKINS COIE LLP]

March 10, 2003

Puget Energy, Inc.

411 – 108th Avenue N.E.

Bellevue, Washington 98004-5515

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“the Act”), which you are filing with the Securities and Exchange Commission with respect to up to 1,800,000 shares of Common Stock, par value $.01 per share (the “Shares”), which may be issued under the Investment Plan for Employees of Puget Sound Energy, Inc. (the “Investment Plan”).

We have examined the Registration Statement and such documents and records of Puget Energy, Inc. and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued and sold to the Investment Plan by the Company have been duly authorized and that, upon the due execution by Puget Energy, Inc. of certificates representing such Shares, the registration by its registrar of such Shares and the sale thereof, and the receipt of consideration therefor, by Puget Energy, Inc. in accordance with the terms of the Investment Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/    PERKINS COIE LLP